Exhibit 99.1
NEWS RELEASE

Contact:	Investor Relations
708.483.1300 ext 1344
TreeHouse Foods, Inc. Reports First Quarter Results,
Updates 2006 Guidance for Acquisition of Soup and Infant Feeding
Businesses
Westchester, IL, May 11, 2006 — TreeHouse Foods, Inc. (NYSE: THS) today announced that income from continuing operations was $0.24 per diluted share for the quarter ended March 31, 2006, compared to $0.37 per diluted share in the first quarter of 2005. Results for the 2006 quarter include $0.10 per share of expense recognized under Statement of Financial Accounting Standards No. 123R, Share-Based Payment, and $0.02 relating to the previously announced closure of the La Junta, CO pickle factory.
Net sales for the first quarter of 2006 totaled $172.7 million, an increase of 3.8% over the first quarter of 2005. Pickle revenues increased slightly due to the acquisition of the Oxford Foods book of business, while both non-dairy powdered creamer and other product sales grew 3.5% and 10.9%, respectively. Gross margin for the first quarter was 23.4% compared to 22.7% last year as the combination of targeted price increases and internal cost controls offset higher energy costs. Operating expenses increased from $19.7 million during the first quarter of 2005 to $28.3 million due in part to share based compensation expense of $4.8 million and plant shutdown costs of $0.9 million. The remaining increase in operating expense relates to the TreeHouse corporate infrastructure and public company expenses which were not in the comparable period last year, along with investing in a new operating management team to integrate the recently acquired soup and infant feeding businesses (“SIF”).
Commenting on the first quarter results, Sam K. Reed, Chairman and CEO, said, “We are pleased with our first quarter performance, especially in light of the challenges our industry faces with higher energy costs. We have sharpened our focus on driving internal efficiencies, and we saw the benefits of these programs in our gross margins. We also made investments in our management team to ensure the integration of the soup and infant feeding businesses goes as smoothly as possible.”
SEGMENT RESULTS
Pickle segment net sales for the first quarter increased by approximately $0.9 million due to both higher pricing and increased volumes from the acquired book of business from Oxford Foods. These increases offset a baseline volume reduction of 5.8% led by a decline in non-strategic regional brands. Adjusted gross margins in the pickle segment improved from 14.0% to 16.0%. Adjusted gross margin is gross profit less delivery and commission costs and is TreeHouse’s measure of segment performance.

The improved margins were the result of pricing and internal operating efficiencies that offset significant year over year increases in container, natural gas, corn syrup and sweeteners costs. Powder segment sales increased $2.3 million or 3.5% in the first quarter as pricing gains offset a small decrease in overall volume. The lower volume was due to a warmer than usual winter, resulting in decreased coffee consumption. Adjusted gross margins in the powder segment increased from 17.4% to 19.7% due to improved internal efficiencies and price increases.
ACQUISITION OF SOUP & INFANT FEEDING BUSINESSES
The company completed its acquisition of the soup and infant feeding businesses from Del Monte Foods, Inc. on April 24, 2006. The purchase price was $268.0 million plus approximately $7.0 million for working capital. The SIF businesses are expected to generate $325.0 million in revenue on an annual basis, including revenue from various co-packing arrangements. On an annualized basis, SIF will generate approximately $0.10 per share in additional net income, before the expected costs of $0.04 per share relating to the integration of SIF into our Bay Valley Foods operating unit.
The acquisition was funded by drawing down approximately $250 million under the company’s $400 million unsecured revolving credit agreement. The company is currently in discussions with various banks regarding financing alternatives that would lock in interest rates on a portion of the drawn funds and increase total available funds for future acquisitions.
The results of SIF will be consolidated into TreeHouse effective with the acquisition date. Therefore the full year results of TreeHouse will include only eight months of the SIF business. We expect that the eight month results of SIF, after considering the one-time integration costs and seasonality of the business, will result in an increase in total earnings per share compared to our previously released 2006 guidance for TreeHouse of $0.05 per share.
OUTLOOK FOR THE REMAINDER OF 2006
“We are pleased with the revenue increases in the first quarter of 2006, but we expect there will be pressure on input costs and pricing as we move into the key selling season for pickles,” said Reed. “Rising energy prices are a risk to our business environment, but we will continue to drive internal efficiencies to offset these and other input cost increases to improve our operating margins. We are optimistic that we can strike the right balance between price and volume, and our internal efficiencies will balance out the risk of higher input costs. As such, we are maintaining our full year guidance of net income per share on our base business of $0.81 to $0.86 per share and adding $0.05 per share for the soup and infant feeding businesses, resulting in a new range of $0.86 to $0.91 for 2006.”
CONFERENCE CALL WEBCAST
A webcast to discuss the company’s financial results will be held at 10:00 a.m. (Eastern Standard Time) today and may be accessed by visiting the “Webcast” section of the company website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; private label soup and infant feeding products, and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2005 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluation the information presented in this presentation. The company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended
	March 31
	2006	2005

	(unaudited)

Net sales	$172,724	$166,375
Cost of sales	132,334	128,531

Gross profit	40,390	37,844
Operating expenses:
Selling and distribution	14,050	14,105
General and administrative	13,769	3,721
Management fee paid to Dean Foods	—	1,470
Amortization expense	464	414

Total operating expenses	28,283	19,710

Operating income	12,107	18,134
Other (income) expense:
Interest expense, net	161	193
Other (income) expense, net	—	(61)

Total other (income) expense	161	132

Income from continuing operations before income taxes	11,946	18,002
Income taxes	4,540	6,620

Income from continuing operations	7,406	11,382

Loss from discontinued operations, net of tax	(7)	(339)

Net income	$7,399	$11,043

Weighted average common shares:
Basic	31,088	30,801
Diluted	31,190	31,060
Basic earnings per common share:
Income from continuing operations	$0.24	$0.37
Loss from discontinued operations, net of tax	(0.00)	(0.01)

Net income	$0.24	$0.36

Diluted earnings per common share:
Income from continuing operations	$0.24	$0.37
Loss from discontinued operations, net of tax	(0.00)	(0.01)

Net income	$0.24	$0.36

Supplemental Information:
Depreciation and Amortization	4,515	4,131
Expense under FAS123R, before tax	4,815	—

Segment Information:
Pickle Segment
Net Sales	74,141	73,205
Adjusted Gross Margin	11,833	10,251
Adjusted Gross Margin Percent	16.0%	14.0%

Powder Segment
Net Sales	66,838	64,549
Adjusted Gross Margin	13,159	11,203
Adjusted Gross Margin Percent	19.7%	17.4%